77.I) TERMS OF NEW OR AMENDED SECURITIES

The Kensington Funds established a new Kensington International Real Estate Fund, as described in the Amendment dated April 28, 2006 to the Declaration of Trust contained in Post-Effective Amendment No. 8 & 9 to the Registration Statement (File Nos. 06787997 and 811-21316), as filed with the Securities and Exchange Commission via EDGAR on April 28, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.

SUB-ITEM 77I:

Class Y Shares

Prospectus offering Class Y shares of Kensington Real Estate Securities Fund, Kensington Select Income Fund and Kensington Strategic Realty Fund was filed with the Securities and Exchange Commission by EDGAR on April 28, 2006 in Post-Effective Amendment No. 8 & 9 to the Registration Statement on Form N1-A, and is incorporated by reference herein.